Jilin Huazheng Agriculture & Animal Husbandry Development Co., Ltd.

Henan Zhongpin Food Share Co., Ltd.

Assets Leasing Agreement

December 30, 2008

Assets Leasing Agreement
Party A (lessor): Jilin Huazheng Agriculture & Animal Husbandry Development Co., Ltd.
Address: Helong Economic Development Zone, Changchun City, Jilin Province
Party B (lessee): Henan Zhongpin Food Share Co., Ltd.
Address: 21 Changshe Road, Changge City, Henan Province

Whereas.
Both Party A and Party B signed an asset lease agreement on  December 30, 2008. Both Parties have completed the related stipulations contained in the letter of intent. Party A held a general meeting of shareholders on December 21, 2008 agreeing to lease out the assets to Party B according to the agreement; Party B held a meeting of the board of directors on December 21, 2008, and agreed to lease the assets of Party A. In order to utilize the production capacity of Party A’s equipment to maximize the economic benefit for both parties and gain a win-win situation, under the principles of honesty and trust, equality and mutual benefit, and by friendly consultations, Party A and Party B agree to enter into an agreement and carry it out as follows according to the corresponding laws and regulations stated in “The Economic Contract Law of the People's Republic of China”:

Section One BASIC CONDITION OF LEASED ASSETS
1. Location of Leased Assets:
Gongzhuling City, Jilin Province
2. Scope of Leased Assets:
Party A owns equipment for live pig slaughtering, cutting, refrigeration and cold storage and also has workshops, office buildings, dining-rooms, guard houses, some buildings for official business and domicile and related equipment. The equipment includes but is not limited to water and electricity, dirt-discharge, pig houses, logistics, dwelling houses, office building and other facilities, manufacturing instruments, lands related to the above leased properties (including greenbelt, plants, flower and grass), roadways, bounding wall and so forth.

The above mentioned assets are on the basis of assets listed in the agreement’s attachment “Leased Assets List”.
3. Function of Leased Assets
Hogs purchasing, slaughtering & processing, refrigeration and storage, sales.
If Party B needs to reconstruct and expand construction for arts & crafts as well as processes, Party A shall cooperate and bear all expenses inccurred under the premise of keeping Party A’s assets intact or improving assets’ efficiency; If Party B needs to change the function in use, it is necessary to get permission in written form from Party A. The expenses attributed to a change in function will be assumed by Party A.

Section Two DELIVERY STANDARD OF LEASED ASSETS
1. The delivery standard of leased assets means the approved current standard by both once lessor delivers leased property to lessee.
2. Manufacturing equipment shall be delivered in operating condition without deformity or damage. Assets detailed in the “Leased Assets List” shall be given a clear indication of purchase year, production area, brand and so forth.
3. Housing and equipment shall be delivered in working condition. The list shall be give a clear indication of quality of condition, construction or purchase year, fixed year of installation and use, production area, brand and so on.

Section Three LEASE TERM
1. Both Party A and Party B agree that the term for the above lease will be three years from December 30,2008.
2. If Party B needs to continue the lease after its expiration, Party A shall be given written notice of such intent one month before expiration. Within 10 days after receiving the notice, Party A shall inform Party B in written form whether it agrees to continue leasing or not. Otherwise, it shall be regarded as an approval that both should execute the agreement. Or through another negotiation, both sign the renewal of the contract.

3. During the lease term and after expiration, if a third party proposes to purchase the assets Party A leased to Party B, Party B shall have priority under the same condition.

Section Four RENTS, CASH DEPOSIT, PAYMENT TERM AND METHOD
1. Rents standard: Party B shall pay ￥2,800,000 RMB per year for leasing the assets contained in the “Leased Assets List” from Party A, that is to say the standard annual rents is ￥2,800,000 RMB.
2. Rent period, payment method: Prepayment method is adopted here, that is to say Party B should pay quarterly rents every quarter to Party A. After entering into the agreement, Party B should prepay the first quarter’s rent of ￥700,000 RMB within 15 days upon the execution of the agreement; quarterly rent thereafter shall be paid within the last 15 days of each quarter until the rent for the whole lease period has been paid. Party A shall provide Party B with the bank account number for receiving rents through wire remittance. Within 3 days upon receipt of rents, Party A should issue a formal invoice.
3. Cash Deposit: Within 15 days upon execution of the agreement, within 3 days before Party A delivers the leased property to Party B, Party B shall deposit ￥300,000 RMB as a cash deposit for lease assets into the bank account designated by Party A. Within 3 days once receipt of money, Party A should issue receipt voucher for Party B. When lease period is over, Party B shall complete Item 10 “the return of lease property” stipulated in the agreement. Within 3 days after the signature and approval by both sides on “Leased Assets List,” Party A shall return the ￥300,000 RMB cash deposit to Party B.

Section Five DELIVERY OF LEASE
1. Within 10 days after entering into the agreement, Party A shall provide the list of leased assets for Party B, and the two parties shall approve the first test of the leased assets.
2. After the first test of the leased assets, Party A shall bring forward the equipment and facilities with quality problems so that Party B can repair or acquire them within five days for the purpose of the lease agreement.
3. When leased assets are delivered, both parties will approve that there are no equipments or facilities that don’t work, Party B may refuse to accept them.
4. Within 15 days after the agreement, Party A shall deliver the leased property from the list for Party B to use. If the date Party A delivers does not agree with the beginning date of the lease term stipulated in the agreement, the end date of the lease term shall be adjusted and be postponed accordingly (lease term is three years).
5. When delivering the assets, Party A shall deliver the “Leased Assets List.” Both Parties should sign and seal the list to signify their approval.
6. The date on which Party A delivers all the leased property contained on the list is the dividing point between the management and use of the leased assets and related responsibility stated by laws and regulations, and also the commencement date on which to calculate rents.

Section Six REPAIR, MAINTENANCE AND MANAGEMENT OF LEASE
1. Party B shall be responsible for ordinary repairs, maintenance and management of the leased assets. The management scope includes affiliated facilities and land related to the leased assets; Party B shall assume management expenses while Party A has the right to supervise and check up on the leased assets.
2. Party B shall be responsible for finding hidden problems in time to prevent risk.

3. During lease term, expenses generated by normal repair and overhaul from breakdown should be assumed by Party B. Party B shall exempt from responsibilities for loss or waste caused by force majeure.
4. Party B shall be responsible for the annual survey and checkup and assume the related expenses while Party A shall assist.
5. During the lease term, Party B shall be responsible for the safety and management of the leased assets, while Party B shall cooperate and cannot deny the other party the use of them reasonably for management uses.

Section Seven DISPOSAL ON CONSUMABLE ENERGY SOURCES, RAW MATERIALS, LOW-VALUE CONSUMPTION GOODS, WORK TOOLS, PARTS AND ACCESSORIES
1. On the day Party A delivers all lease assets to Party B, Party A shall verify and hand over the consumable energy resources, including water, electricity and gasoline. Party A shall be responsible for the expenses before verification while Party B shall answer for the cost after verification.
2. Party B can purchase the present materials and low-value consumption goods of Party A with One-off payment according to current market price. However, Party A can keep and dispose them if both parties will not reach to an agreement.
3. When Party A hands over the work tool and Parts &Service purchased by himself, it is necessary for both to give clear indication of producing area, names, brands and fixed year for use and purchased prices; after expiration or termination of the agreement, Party B shall return on time all properties to Party A (Party B shall complement the damaged and used equipments with equal quality and quantity or compensate in terms of the prices purchased by Party A).
4. All free accessories of leased equipment and facilities (including but not limited to instruction, blueprint, work tool and Parts, etc.) shall be used for free by Party B (copies). Party A delivers use certificates of special type facility and metric utensils as well as other certificates to Party B and take one-off hand-over registration, while Party A mustn’t hide and destroy them. Within 6 months, Party A should deliver sewage emission permits (opinion letter) to Party B. During the term of un-delivery, Party B should make sure not to affect Party B’s normal operation. After agreement’s expiration or termination, Party B shall return all back to Party A.

Section Eight CREDITOR’S RIGHTS AND LIABILITIES
1. Since it is a lease agreement and Party A and B both are independent Company Artificial Person, the former right and liability of credit from Party A shall have nothing to do with Party B. Party B shall make sure that creditor’s rights and liabilities would not affect Party B’s normal operation. In case Party A violates the above assurance, Party B owns the right to dissolve the agreement unilaterally. Party A shall compensate the lost related.
2. All the rights and liabilities generated in operational activities when Party B uses leased property, shall be taken by Party B. Party A has nothing to do with it.

Section Nine LABOR EMPLOYMENT
1. Since the agreement is a lease contract and Party A and B all are independent Company Artificial Person, Party B shall not be responsible for former employees of Party A; Party B can hire new employees publicly in terms of national laws and regulations, however, under the same condition, the former employees can be chosen according to their achievements and capabilities; after former employees are hired by Party B, their salaries and benefits will be consistent to those of other employees hired publicly.
2. Party A shall take charge to deal with any problem before transfer of Party A’s original employees. Party B shall not be responsible for that.
3. Party B shall preside over safety of all employees, salaries, benefits and expenses independently while Party A shall not be responsible for that.

Section Ten RETURN OF LEASED ASSETS
1. After the agreement is rescinded or terminated, Party B shall be responsible for the right and duty caused by him during lease, settle all payable expenses and return the lease within 20 days. Party B shall return all leased property and assure that all leased assets maintains its original features and function and functions normally the same as when Party A delivers them to Party B.
2. According to the “Leased Assets List,” Party B shall submit the return report to Party A in written form within 3 days after rescission or termination of the agreement. Party A shall verify the return lease within 7 days after it has been returned. If the return lease is not verified by Party A in more than 7 days, Party B shall be regarded to carry out his duty in terms of the agreement.
3. After the lease assets are verified by both parties, Party B shall repair or purchase the lost and destroyed equipment and establishment brought forward by Party A within 5 days in order to guarantee the assets of Party A in good condition and assure that all leased assets maintains its original features and function and functions normally the same as when Party A delivers them to Party B.
4. During lease term, the assets purchased by Party B shall belong to Party B; after rescission or termination of the agreement, Party B can make reasonable prices for Party A or take them by himself. However, Party B shall remove the equipment and establishment set up by himself under the premise of not influencing the security or function of assets of Party A or not causing any damage or hidden trouble and not affecting all equipment or facilities’ operation.

Section 11 LEASE COOPERATION
1. Party A shall assist Party B to finish the registration before Party B sets up Jilin Zhongpin Food Co., Ltd., located in Gongzhuling; this agreement shall be implemented by Jilin Zhongpin Food Co., Ltd., which is operated by Party B in Gongzhuling.
2. Jilin Zhongpin Food Co., Ltd., which is invested by Party B, shall use the lease objectives owned by Party A, and shall run its business formally. Party B shall operate its business on its own, check accounts independently, and take on full responsibility for the success of the business. As to the issue of the establishment of Jilin Zhongpin Food Co., Ltd., Party B should make a pledge to Party A that Jilin Zhongpin Food Co., Ltd. invested by Party B shall implement the content prescribed in the agreement.

3. Party B shall pay for the fees including the test fees, water, water quality testing fees, sewage emission fees during the production and operation period, and also pay for land tax (payment method suspends) of lease property as well as health examination fees of all employees who conduct operation within lease term. The rest shall be paid by Party A;
4. All products (including but not limited to carcass meat) and red meat produced within lease term shall be sold under Party B’s own brand of products; Products like segmented meat shall be sold as Party B’s own brand of products. Party A should assist Party B to alter its original slaughtering certificate in order to assure Party B owns the qualification of fixed-point slaughtering.
5. During the lease term, Party A is responsible to report, communicate and coordinate with local government and governmental functional department to ensure Party A to acquire the understanding and support from local government and all municipal departments and sections.
6. During the lease period, both Parties shall make efforts to get funding support from the local government and functional department to put into related programs. In principle, specific funds support should be used for specific programs and its responsibility should be assumed by the user.
During the lease cooperation term, as to any volunteer subsidy obtained, both sides will negotiate on how to use them according to each specific situation.

Section 12 PARTY A’S RIGHTS AND OBLIGATIONS
1. Party A has the right to sign the contract and shall be obliged after the contract goes into effect.
2. Party A Shall have the right to demand that Party B pay rents according to the agreed amount under the contract.
3. Party A has full ownership of the leased property. Party A owns the right to supervise the safe maintenance of assets, as well as their rights and interests during its operational management.

4. Party A pledges the leased property ownership belongs to Party A, and hasn’t rented its use rights out to the third Party.
5. Party A guarantee there is no disagreement on ownership and shall not affect Party B's normal production and operation activities due to Party A’s reasons.
6. Party A pledges not to intervene in Party B’s formal business and operations and its normal use of the leased property.
7. Party A shall assist Party B in petitioning the local government to strictly put into place favorable policies, and coordinate and handle various social relationships during the term of the contract in order to assure Party B enjoys equal treatment in the region.
8. During the lease term, Party A cannot engage in production of the same material as Party B in the Gongzhuling administrative district.
9. Party A pledges to assist Party B to conduct normal production and operations on the date of entry.

Section 13 PARTY B’S RIGHTS AND OBLIGATIONS
1. Party B has the right to sign the contract and shall be bound to the items and clauses herein once the contract has taken effect.
2. Party B shall pay for the rent to Party A as regulated; if any third party claims to the leased property which prohibits Party B to use or get gains from the leased property, Party B has the right to decrease rent or refuse to pay.
3. Party B pledges not to engage the illegal activities with leased property.
4. Party B is responsible for the maintenance of the leased assets; after obtained the consent from Party A, Party B can enhance the leased assets or add additional assets, and conduct the technical improvements or craftwork adjustments, accordingly, the newly added assets shall belong to Party B.
5. Party B shall use leased property according to this agreement or the features of the leased property, and Party B don’t take the compensation obligation for the fair wear and tear.
6. During lease term, Party B don’t have such rights, including but not limited to sell, rent, transfer and give guarantee with the leased assets, or make the leased assets as mortgages. In case any situations happens, Party A owns the right to dissolve the agreement and don’t return the rents.

7. Party B shall be responsible for financial or personal safety caused by using leased property for its operational activities during lease period.
8. Under the same condition, Party A owns the priority of products supply which produced by Party B.
9. Party B shall pay the taxes and expenses involved in normal operation during the leased term.
10. Within lease period, Party B should cherish and maintain the leased property and make assure that it is under the normal operation until the end of the lease term. Damages due to Party B’s improper use or other reasons, Party B shall be responsible for repair (and assume repair expenses), or shall compensate with same amount for Party A.

Section 14 MODIFICATIONS, RELEASE AND TERMINATION OF THE AGREEMENT
1. Through friendly negotiation by Both Parties, the Agreement can be altered or dissolved.
2. If the Agreement has to be exempted ahead of the expiration date because of legal issue or stipulated issue, neither Party shall undertake the default obligation.

Section 15 BREACHING OBLIGATIONS
1. Both Parties shall handover and takeover the lease assets according to the provisions and clauses in the Agreement. In the event that Party A fails to deliver the lease to Party B or Party B fails to return the lease to Party A according to the Agreement, the defaulting party shall pay ￥20,000 RMB to the observant party per day for such delay.

2. Party B shall pay rents according to the agreement’s stipulation. In the event that Party B fails to pay rent during the lease period, Party B shall pay defaulting penalty with the percentage of one two-thousandth of the rent due per day to Party A since the due date. The default penalty shall be counted from the date of delay until the day Party B pays enough rents; If the delay period is over 3 months, Party A has the right to dissolve the agreement unilaterally. At the same time, Party B should pay defaulting penalty to Party A as above mentioned.
3. Party A shall provide leasing notes, otherwise Party B has the right to refuse to pay rents; Party A shall assist Party B to acquire fixed-point slaughtering qualification certificate according to the agreement’s stipulation, otherwise Party B can dissolve the agreement unilaterally.
4. If either Party dissolve the agreement unilaterally without the approval of the opposite Party and without certain legal or stated events, the Party breaches shall pay the breach penalty to the other side. The penalty sum is the total rent for the period from the breaching date to the expired date of the agreement.
5. Because of Party A’s leased assets mortgage, remaining problems, civil disputes that Party B suspend the agreement, Party A shall take suspend days as rents date to compensate Party B’s lost; If the agreement can not be fulfilled, Party A shall take unfulfilled days as rents date to compensate equal amount to Party B.

Section 16 SETTLEMENT OF DISPUTES
Both sides shall settle the disputes arising from performance of the contract through consultation; should both parties fail to reach agreement, the parties shall respond to Beijing Arbitration Committee for arbitration.

Section 17 FORCE MAJEURE
1. The force majeure in this contract refers to any riot, civil strife, war, adjustments to governmental policies, rules, or earthquake, visitation of Providence or other unpredictable, unavoidable, unconquerable reasons.
2. Should either party that influenced by the force majeure and unable to perform the liabilities under the contract, its liabilities and obligations shall be discontinued during the period of force majueure, and the term for such obligations shall be automatically extended until the breakup of the force majeure and such party shall be exempted from the correlated liabilities causing from the force majeure.

3. Either Party that encounters force majeure shall notify the other Party in written form immediately and provide evidences indicating the duration of the force majeure within 30 days since the end of the accident.
4. In the event of any force majeure, either party shall negotiate immediately for the reasonable settlement and shall make all the reasonable and fair effort to minimize the bad impact arising from the force majeure.
5. If the duration of the force majeure exceeds 120 days and both Parties are unable to get a reasonable settlement through negotiation, either Party can terminate the contract without undertaking defaulting liabilities.

Section 18 EXCLUSIVEVALID ADDRESS OF BOTH PARTIES
1. All notices that Party A delivers to Party B, shall be in accordance with the following exclusive valid address of Party B:
Addressee: Liu Chaoyang
Address: 21 Changshe Road, Changge City, Henan Province
Postcode: 461500
Fax: 0374-6219387
Tel : 0374-6219311
2. All notices that Party B delivers to Party A, shall be in accordance with the following exclusive valid address of Party A:
Addressee: Han Zhenfa
Address: No.322, Liaoning Road, Changchun City, Jilin Province
Postcode: 130051
Fax: 0431-82700268
Tel : 0431-82726555

Section 19 MISCHELLAEOUS
1. As an indispensable part of this contract, the exhibits have the same legal effect as the contract.

2. Regarding the clauses not completely included in the contract, both parties shall enter into a supplemental agreement in written form after negotiation.
3. There are six duplicates of the contract and each party shall hold three with the same legal effect. The agreement shall be in effect upon the authoritative representatives’ signatures with seals (signatures from legal representatives or authoritative representatives ).

Party A: Jilin Huazheng Agriculture & Animal Husbandry Development Co., Ltd.
Authorized Representative: /s/ Shen Yunxiang

Party B: Henan Zhongpin Food Share Co., Ltd
Authorized Representative: /s/ Liu Chaoyang

Signing Date:  30 December 2008